EXHIBIT 21.1
SUBSIDIARIES OF TRUMP ENTERTAINMENT RESORTS, INC.
(as of December 31, 2011)

Subsidiary	Jurisdiction of Formation/Organization
Keystone Redevelopment Partners, LLC	Delaware

TERH LP Inc.	Delaware

TER Development Co. LLC	Delaware

TER Keystone Development Co., LLC	Delaware

TER Management Co., LLC	Delaware

Trump Entertainment Resorts Holdings, L.P.	Delaware

Trump Entertainment Resorts Development Company, LLC	Delaware

Trump Marina Associates, LLC	New Jersey

Trump Plaza Associates, LLC d/b/a Trump Plaza Hotel and Casino	New Jersey

Trump Taj Mahal Associates, LLC d/b/a Trump Taj Mahal Casino Resort	New Jersey